Exhibit 10.48

RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE AMENDED AND RESTATED NEUSTAR, INC. 2009 STOCK INCENTIVE PLAN
This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is entered into as of [        ] (the “Grant Date”), between NEUSTAR, INC. (the “Company”) and you.

1.
Restricted Stock Unit Grant. Subject to the restrictions, terms and conditions of the Company’s Amended and Restated 2009 Stock Incentive Plan (the “Plan”) and this Agreement, the Company hereby awards you restricted stock units with respect to shares of Common Stock (the “Award”). Your Award is subject to certain conditions and restrictions as set forth in the Plan and this Agreement. The restricted stock units are referred to herein as “RSUs.”

2.
The Plan. The RSUs and Common Stock to be awarded in respect of such RSUs are subject to the terms of the Plan, including its provisions regarding amendment of Awards. Capitalized terms used but not defined in this Agreement have the meanings set forth in the Plan.

3.
Vesting Schedule; Settlement. Except as otherwise provided in Section 4 or 5 below, the RSUs will become vested as follows, subject to your continued service as an employee, Consultant or Director with the Company or any of its Affiliates through the applicable Vesting Date:

Vesting Date	Percentage Vested
March 1, 2017	33%
March 1, 2018	33%
March 1, 2019	34%
All vesting will occur only on the appropriate Vesting Dates, with no proportionate or partial vesting in the period prior to any such date. To the extent any percentage would include a fractional share, it shall be rounded down to the nearest whole share and the fractional shares accumulated for the final Vesting Date.
When any RSUs become vested, the Company will promptly issue to you one share of Common Stock with respect to each vested RSU and deliver to you stock certificates registered in your name evidencing such issuance (unless it is using book entry), subject to applicable federal, state and local tax withholding as set forth in Section 10 and except as otherwise provided in Section 4(e). You will have all rights as a stockholder with respect to such shares from and after the issuance of the shares to you.

4.	Termination.

(a)
Upon your Termination (i) by the Company for Cause (as defined below) or (ii) by you (x) voluntarily, and (y) other than due to your Retirement (as defined below), any unvested RSUs shall immediately be forfeited without compensation.

(b)
Upon your Termination (i) by reason of your death or Disability or (ii) by the Company without Cause, any unvested RSUs that would have vested during the 12 months after your Termination had your employment with the Company not terminated shall immediately vest, and the remainder of any unvested RSUs shall immediately be forfeited without compensation.

(c)
Upon a Termination by you due to your Retirement, a number of unvested RSUs (if any) equal to the product of (i) the number of RSUs that would have become vested on the next scheduled Vesting Date had your employment continued through such Vesting Date and (ii) a fraction, the numerator of which is the number of days from the last Vesting Date preceding the date of such Termination (or in the case of a Termination prior to the first such Vesting Date, the number of days from the Grant Date) through the date of such Termination, and the denominator of which is the number of days from the last Vesting Date preceding the date of such Termination (or in the case of a Termination prior to the first such Vesting Date, the number of days from the Grant Date) through the next scheduled Vesting Date, shall immediately vest.

(d)
Following the occurrence of a Change in Control following which any portion of your RSUs remains unvested, notwithstanding the foregoing Sections 4(a), (b) and (c), upon your Termination (i) by reason of your death or Disability, (ii) by the Company without Cause, (iii) by you with Good Reason, in each case, within two (2) years after such Change in Control, your RSUs shall immediately vest in full upon such Termination.

(e)
Notwithstanding anything in this Section 4 to the contrary, in the event that you are a deemed to be a “specified employee,” as defined in and pursuant to Reg. Section 1.409A-1(i) or any successor regulation, on the date of Termination, then notwithstanding the foregoing Sections 4(b), (c) and (d), any payment that constitutes non-qualified deferred compensation subject to Code Section 409A payable upon such Termination shall not be made to you earlier than the earlier of (i) the date which is six months from the date of your “separation from service” (as defined in Reg. Section 1.409A-1(h) or any successor regulation) and (ii) your death.

(f)	For purposes of this Agreement:

i.
“Cause” shall mean, with respect to your termination of employment, the following: (A) your willful and continued failure to attempt in good faith to substantially perform your duties to the Company and/or its Affiliates or your willful refusal to follow the material, lawful directives of the Board or the officer to whom you report, if any (other than any such failure or refusal resulting from your incapacity); (B) your commission of an act of fraud, embezzlement or material dishonesty against the property or personnel of any of the Company and/or its Affiliates; (C) your willful misconduct that would reasonably be expected to result in material harm to the business, reputation, assets, properties, prospects, results of operations or financial condition of the Company and/or its Affiliates, taken as a whole; (D) your conviction of, or plea of guilty or nolo contendere to, a felony or a crime of moral turpitude that results in material harm to the Company and/or its Affiliates, taken as a whole; or (E) your material breach of a material written agreement between you and the Company and/or its Affiliates, or any material written policy of the Company and/or its Affiliates related to your employment.

Except for any such event or condition which, but its nature, cannot reasonably be expected to be cured, you will have thirty (30) days after receipt of written notice from the Company specifying the events or conditions constituting Cause in reasonable detail within which to cure any events or conditions constituting Cause, provided that the Company serves notice of such events or conditions and intended termination within sixty (60) days of the occurrence thereof (and such Cause shall not exist unless either you are not entitled to notice under this sentence, or if you are entitled to such notice, you fail to cure such acts constituting Cause within such thirty (30)-day cure period.) No act or failure to act shall be considered “willful” unless it is done, or omitted to be done, by you without the reasonable belief that your action or omission was in the best interests of the Company. For this purpose, any act or failure to act shall be deemed to be in the best interests of the Company if it is done or omitted to be done based upon authority given pursuant to a resolution duly adopted by the Board, the instructions of the Company’s Chief Executive Officer (if applicable), or the advice of counsel to the Company. Termination of your employment shall not be deemed to be for Cause unless, prior to termination, the Company delivers you copies of resolutions duly adopted by the affirmative vote of not less than a majority of the Board (after reasonable written notice is provided to you and you are given a reasonable opportunity, together with counsel, to be heard before the Board), finding that you have engaged in the conduct described in any of (A)-(E) above.

ii.
“Good Reason” shall mean, without your prior written consent, any of the following events or conditions and the failure of the Company to cure such event or condition within thirty (30) days after receipt of written notice from you specifying the events or conditions in reasonable detail, provided that you serve notice of such event and intended termination within sixty (60) days of your knowledge of its occurrence and you terminate your employment within thirty (30) days following the expiration of the applicable cure period: (A) a material diminution in your duties, responsibilities, or authorities; (B) a material reduction in your annual base salary or annual or long-term incentive compensation opportunities; (C) a material reduction in the benefits provided to you and/or your family or dependents, in the aggregate, under the material employee benefit plans, programs and practices of the Company; (D) requiring you to be based at any office location that is more than fifty (50) miles farther from your primary work location, except for reasonable required travel on behalf of the Company; or (E) a material breach by the Company of its obligations to you under this Agreement or under any other material agreement or arrangement between the Company and you, after giving effect to any applicable notice requirements and cure periods set forth therein.

iii.
“Retirement” shall mean termination of your employment or service with the Company and/or its Affiliates due to your resignation after you (A) (1) have reached 55 years of age, (2) have completed at least 5 years of service with the Company and its Affiliates and (3) have a combined age and years of completed service with the Company and its Affiliates of at least 65 years; (B) shall have provided the Company with at least 12 months’ prior written notice of your intent to voluntary terminate employment due to a Retirement; provided, however, that the Company, in its sole, absolute and unreviewable discretion, may (1) require you to continue working during some or all of the notice period, (2) relieve you of some or all of your work responsibilities during the notice period and/or relocate your office or eliminate his or her office access, immediately or at any time after delivery of notice of termination, without terminating your employment, or (3) terminate your employment immediately or at any time during the notice period, and (C) during notice period, undertaken such duties and responsibilities as are assigned to you by the Company and complied in all respects with all Company policies and regulations.

5.
Change in Control. Upon a Change in Control, in the event that the Company, its successor corporation or its parent corporation, as applicable, does not assume your RSUs, all restrictions shall lapse and all of your unvested RSUs shall immediately vest.

6.
Detrimental Activity. For purposes of this Award, Detrimental Activity shall have the meaning set forth in the Plan and additionally shall mean any of the activities set forth on Annex A. In the event that you engage in Detrimental Activity, the Committee may direct that all unvested RSUs and unvested Dividend Equivalents, together with any RSUs and Dividend Equivalents which have vested but with respect to which Common Stock has not yet been issued and any dividends which have been declared but not yet paid to you, shall be immediately forfeited to the Company, and you shall pay to the Company an amount equal to the Fair Market Value at the time of issuance or delivery of any Common Stock previously delivered or issued to you in respect of the Award.

7.
Adjustments. In the case of any change in corporate structure as contemplated under Section 4.2(b) of the Plan, an equitable adjustment shall be deemed necessary and shall be made in accordance with such Section 4.2(b).

8.
Restrictions on Transfer. You shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of (any such action, a “Transfer”) the Award in any manner, except as set forth in the Plan or this Agreement. Any attempted Transfer in violation of the Plan or this Agreement shall be void and of no effect.

9.
Rights as a Common Stockholder. You shall have no rights as a stockholder with respect to any shares of Common Stock covered by the RSUs until you shall have become the holder of record of such shares, and, except as expressly provided in this Section 9, no adjustment shall be made for dividends or distributions or other rights in respect of such shares for which the record date is prior to the date upon which you shall become the holder of record thereof. Notwithstanding the foregoing, as of each dividend payment date for each cash dividend on the Common Stock covered by a RSU, the Company shall award you additional RSUs (“Dividend Equivalents”), which shall be subject to the same restrictions and risk of forfeiture, and all other terms and conditions, as the RSUs granted pursuant to this Agreement. The number of Dividend Equivalents to be granted shall equal the product of (x) the per-share cash dividend payable with respect to each share of Common Stock, multiplied by (y) the total number of RSUs that have not been paid or forfeited as of the record date for such dividend, divided by the Fair Market Value of one share of Common Stock on the payment date of such dividend. In addition, stock dividends on the Common Stock covered by a RSU shall be credited to a dividend book entry account on your behalf with respect to each RSU, provided that you shall not be entitled to such dividends unless and until the RSU vests and is paid.

10.	Taxes.

(a)
Generally. You will be liable for any and all taxes, including withholding taxes, arising out of this Award, and the Company shall have the right to require, prior to the issuance or delivery of Common Stock, payment of any federal, state or local taxes required by law to be withheld. Prior to the delivery of Common Stock hereunder, you shall pay all required taxes to the Company, which payment may be made in cash or by reducing the number of shares of Common Stock otherwise deliverable under the Award, subject to the Company’s policies then in effect, unless the Company has established alternative procedures for such payment. For the avoidance of doubt, in the event that the Retirement provisions set forth herein results in a taxable event to you prior to the date of settlement of the Award, then any federal, state and local income, employment and other taxes required to be withheld by the Company in connection with such taxable event, shall be effectuated by withholding delivery of a number of shares of Common Stock having a Fair Market Value as of the date of settlement equal to an amount no greater than the minimum statutory tax withholding requirements, unless the Company has established alternative procedures for such payment.

(b)
Section 409A of the Code. This Agreement and the Award are intended to comply with or be exempt from the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be limited, construed and interpreted in a manner so as to comply therewith, and for the avoidance of doubt, subject to the provisions of Section 14.14 of the Plan (Section 409A of the Code).

(c)
Section 280G/4999 of the Code. Notwithstanding anything set forth herein to the contrary, if any payment or benefit you would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for this Section 10(c), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the amounts constituting Payments which would otherwise be payable to you or for your benefit shall be reduced to the extent necessary to the Revised Amount.  The “Revised Amount” shall be either (x) or (y), whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the payment may be subject to the Excise Tax and where: (x) is the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax and (y) is the full, unreduced, total Payment.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment is reduced to the amount in clause (x) above, unless to the extent permitted by Code Sections 280G and 409A you designate another order, the reduction shall occur in the following order: (i) cash payments shall be reduced next and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) accelerated vesting of equity awards shall be cancelled/reduced first and in the reverse order of the date of grant for such equity awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (iii) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced.  Except as set forth in the next sentence, all determinations to be made under this Section 10(c) shall be made by a nationally recognized United States public accounting firm selected by the Company, which accounting firm shall provide its determinations and any supporting calculations and documentation to you and the Company promptly after the change in ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Code Section 280G).  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.  In making its determination, the accounting firm shall take into account (if applicable) the value of any non-competition covenant or similar restrictive covenant to which you are a party, whether set forth herein or in any severance plan or policy or individual agreement or otherwise.  The costs and expenses of the accounting firm shall be borne by the Company.

11.	Severability. The provisions of this Award and the Plan are intended to be severable, and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

12.
Not an Employment Agreement. The issuance of this Award does not constitute an agreement by the Company to continue to employ you during the entire, or any portion of, the vesting period of the Award or otherwise.

13.
Notice. Any notice or communication to the Company concerning the RSUs must be in writing and delivered in person, or by U.S. mail, to the following address (or another address specified by the Company): Neustar, Inc., Attn: General Counsel, 21575 Ridgetop Circle, Sterling, VA 20166.

[Remainder of Page Intentionally Blank]

14.
Acceptance. You will not have any rights with respect to your Restricted Stock Unit Award unless and until you deliver an executed copy of this Agreement to the Company within 60 days of the Grant Date.

NEUSTAR, INC.
By:
(Online acceptance constitutes agreement)

(1)
Detrimental Activity
“Detrimental Activity” shall have the meaning set forth in the Plan and additionally shall mean any of the following:

(i)
For the period commencing on your first day of employment with the Company and ending on the date which is 12 months following your termination of employment with the Company for any reason (such period hereinafter referred to as the “Restricted Period”), with respect to any state or country in which the Company is engaged in business during your employment term, you participate or engage, directly or indirectly, for yourself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise, in any business competitive with a business undertaken by the Company or by you at any time during your employment term.

(ii)
During the Restricted Period, you engage in Solicitation, whether for your own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company). “Solicitation” means any of the following, or an attempt to do any of the following: (a) recruiting, soliciting or inducing any non-clerical employee or consultant of the Company (including, but not limited to, any independent sales representative or organization) to terminate his or her employment with, or otherwise cease or reduce his or her relationship with, the Company; (b) hiring or assisting another person or entity to hire any non‑clerical employee or consultant of the Company or any person who within 12 months before was such a person; or (c) soliciting or inducing any person or entity (including any person who within the preceding 12 months was a customer or client of the Company) to terminate, suspend, reduce, or diminish in any way its relationship with or prospective relationship with the Company.

(iii)
(a) You disclose to any person or entity or use, at any time, any information not in the public domain or generally known in the industry (except as may be required by law or legal process), in any form, acquired by you while employed by the Company or any predecessor to the Company’s business or, if acquired following the employment term, such information which, to your knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company (or to which the Company owes a duty of confidentiality), including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company’s products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company; or (b) you fail to return to the Company the originals and all copies of any such information in any form, and copies and extracts thereof, provided to or acquired by you in connection with the performance of your duties for the Company (which are and shall remain the sole and exclusive property of the Company); or (c) you fail to return to the Company all files, correspondence and/or other communications received, maintained and/or originated by you during the course of your employment.

(iv)
You issue or communicate, directly or indirectly, any public statement (or statement likely to become public) that disparages, denigrates, maligns or impugns the Company, its affiliates, or their respective officers, directors, employees, products or services, except truthful responses to legal process or governmental inquiry or by you in carrying out your duties while employed by the Company.